EXHIBIT 99.1

For Immediate Release

October 12, 2011

For more information:	Rex S. Schuette
Chief Financial Officer
706-781-2265
rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC.
REPORTS SPECIAL LOAN LOSS PROVISION

BLAIRSVILLE, GA, October 12, 2011 – United Community Banks, Inc. (NASDAQ: UCBI) announced today that it will record a special loan loss provision of $25.0 million during the third quarter of 2011 related to its largest single loan relationship.  The borrower continues to be current with principal and interest payments as well as related expenses for the underlying collateral, including the requirement to maintain adequate carrying costs in a collateral account at United.  However, after further reassessing this $76.6 million commercial loan relationship, it was determined that the ultimate repayment of these loans through the sale of the underlying collateral is unlikely at this time, primarily the result of disposition activity below originally expected levels.

“Even though the collateral accounts would be sufficient to cover debt service requirements and related costs for another five to six quarters, we believe it is prudent to classify these loans as nonperforming at quarter-end due to the uncertainties about sources of repayment in the future,” stated Jimmy Tallent, president and chief executive officer.  “We plan to obtain updated appraisals in the fourth quarter and believe that the $25.0 million specific reserve will be sufficient to cover any charge-offs to fair market values.”

“On the positive side,” Tallent continued, “excluding this addition to nonperforming loans and the special loan loss provision of $25.0 million, or 26 cents per diluted share, we expect to report earnings of 10 cents per diluted share which is equal to consensus and slightly above the second quarter of 2011.  We will comment further on credit quality and earnings for the third quarter during our scheduled conference call on October 27th.”

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $7.4 billion and operates 27 community banks with 106 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The Company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the Company’s web site at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by federal securities laws, including statements about financial United’s outlook and business environment.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the sections entitled "Risk Factors" of United Community Banks, Inc.’s 2010 annual report filed on Form 10-K and first and second quarter 2011 quarterly reports filed on Form 10-Q with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.